Exhibit 99.1—News Release of Lee Enterprises, Incorporated dated March 31, 2014

NEWS RELEASE

Lee Enterprises completes long-term refinancing

DAVENPORT, Iowa (March 31, 2014) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, has completed the refinancing of $800 million of debt, extending maturities to 2019 and 2022.

“This long-term financing significantly extends the average maturity of Lee’s debt to more than seven years and provides a substantial runway for continued aggressive deleveraging,” said Mary Junck, Lee chairman and chief executive officer. “It enables us to keep our full focus on our many initiatives to drive audiences, revenue and cash flow. The favorable terms are a result of Lee’s strong track record of stable cash flow and significant debt reduction, along with our powerful print and digital products and huge audiences in attractive markets.”

Carl Schmidt, Lee vice president, chief financial officer and treasurer, said the blended cash interest rate of the new credit facilities, inclusive of the Pulitzer Notes, and excluding amortization of transaction costs, is 9.25%, almost identical to the current blended rate of 9.20%. He said the pro forma cash interest cost will initially rise approximately $3.4 million annually due primarily to additional funds borrowed to pay fees and expenses related to the financing.

“The refinancing significantly reduces exposure to the possibility of rising interest rates in the future, broadens our base of debt investors and has minimal maintenance covenants,” he said.

He added: “In 2013 we repaid $98.5 million of debt and reached the debt levels projected in our plan of reorganization for September 2015 – two years early. Through March, the first six months of our 2014 fiscal year, we have repaid another $34.5 million. The new financing structure will allow Lee to continue to delever rapidly, with term loans pre-payable at par from cash flow.”

Financings completed today include:

•	$250 million First Lien Term Loan – The term loan has original issue discount of 2.0%, will bear interest at LIBOR plus 6.25%, with a floor of 1.0%, and will be payable quarterly, beginning in June 2014. Quarterly principal payments of $6.25 million will be required, with other payments made either voluntarily, based on excess cash flow or proceeds from asset sales. The loan will mature in March 2019. Due to strong market demand, the loan was increased from $200 million to $250 million, which allowed the higher-cost second lien term loan to be reduced. Concurrently with the issuance of the term loan, Lee also entered into a new $40 million first lien revolving facility that remains undrawn and will mature in December 2018.

•	$400 million Senior Secured Notes – The first lien notes will pay interest semiannually on March 15 and September 15 of each year, beginning September 15, 2014, at an annual rate of 9.5%. The notes will mature on March 15, 2022. The notes have customary call protection and were sold pursuant to Rule 144A and Regulation S under the Securities Act of 1933.

•	$150 million Second Lien Term Loan – Lee previously announced a commitment by a group of lenders to finance up to $200 million of 12.0% second lien debt, with interest payable quarterly beginning in June 2014 and maturing in December 2022. The size of that facility has been reduced to $150 million as a result of an increase in the size of the new first lien term loan facility. Under the second lien loan agreement, each lender received at closing today its pro rata share of warrants to purchase, in cash, an initial aggregate of 6,000,000 shares of Lee Common Stock, $0.01 par value, subject to adjustment, which will represent, when fully exercised, approximately 10.1% of shares currently outstanding on a fully diluted basis. The exercise price of the warrants is $4.19 per share. Subject to certain conditions in the first and second lien term loan agreements, the balance of the second lien term loan can, or will be, reduced at par from cash flows or proceeds from asset sales of Lee’s Pulitzer subsidiary after the Pulitzer Notes debt has been satisfied.

The new facilities enabled Lee to repay its existing first and second lien credit facilities, which consisted of a first lien with a remaining balance of $593 million and a second lien note of $175 million, as well as fees and expenses related to the refinancing. Lee’s long-term debt also includes a remaining balance of $45 million of Pulitzer Notes issued to a subsidiary of Berkshire Hathaway, which bear interest at 9.0% and mature in April 2017.

The obligations will be secured, subject to certain priorities and limitations in the various agreements, by perfected security interests in substantially all the assets of the Company and guaranteed by Lee’s material subsidiaries.

A portion of the unamortized present value adjustments related to the existing financing, which totaled $11.7 million at December 29, 2013, will be charged to expense in the June 2014 quarter, as will a $1.75 million call premium paid today upon refinancing of the existing second lien credit facility. In addition, certain of the fees related to the new financing will be charged to expense in the June quarter, with the remainder capitalized and amortized over the lives of the respective debt facilities.

JPMorgan Securities LLC and Deutsche Bank Securities Inc. acted as joint lead arrangers and joint book-running managers for the financing.

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee’s newspapers have circulation of 1.2 million daily and 1.6 million Sunday, reaching nearly four million readers in print alone. Lee’s websites and mobile and tablet products attracted 25.6 million unique visitors in December 2013. Lee’s markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, to refinance our debt as it comes due, or that the warrants will not be exercised. Other risks and uncertainties include the impact and duration of continuing adverse conditions in certain aspects of the economy affecting our business, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “estimate”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this news release. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

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